EXHIBIT 10.10

AMENDMENT ONE

TO

DIME COMMUNITY BANCSHARES, INC.

2021 EQUITY INCENTIVE PLAN

WHEREAS, Dime Community Bancshares, Inc. (the “Company”) maintains the Dime Community Bancshares, Inc. 2021 Equity Incentive Plan (“the “Plan”); and

WHEREAS, Section 4.1(c) of the Plan provides generally that upon an Involuntary Termination following a Change in Control, a prorated portion of Performance Awards will vest; and

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Plan to specify that all Performance Awards will fully vest upon an Involuntary Termination following a Change in Control; and

WHEREAS, Section 6.1 of the Plan provides generally that the Board may amend the Plan at any time, and may amend any Award Agreement, provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such amendment may materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of securities which may be issued under the Plan, or materially modify the requirements for participation in the Plan; and

WHEREAS, the Company’s common stock is traded on The Nasdaq Stock Market, LLC (the “NASDAQ”); and

WHEREAS, NASDAQ Rule 5635(c) generally requires stockholder approval when an equity plan is established or materially amended; and

WHEREAS, NASDAQ Rule 5635(c) provides that a material amendment would include, but is not limited to, any material increase in benefits to participants; and

WHEREAS, NASDAQ guidance provides that a change to the vesting terms of an equity award is not a material amendment provided that the change does not result in either an extension in the term of an equity award beyond the maximum allowable term under the equity plan or in an addition to the aggregate shares available under the equity plan; and

WHEREAS, the Code does not require shareholder approval of this Amendment One.

NOW THEREFORE, the Plan is hereby amended as follows:

Section 1.Section 4.1(c) of the Plan.  Section 4.1(c) of the Plan is hereby amended and restated to read as follows:

“In the event of an Involuntary Termination following a Change in Control, all Performance Awards will vest as to all shares subject to an outstanding Performance Award as of the date of such Involuntary Termination: (i) based on actual performance measured as of the most recent completed

EXHIBIT 10.10

fiscal quarter, and (ii) if actual performance cannot be determined, all Performance Awards will vest as to all shares subject to an outstanding Performance Award at the target performance level.”

Section 2. Effectiveness.  This Amendment One shall be deemed effective as of February 24, 2022.  In addition, the Plan Award Agreements entered into between the Company and a Participant prior to February 24, 2022 shall be automatically amended to incorporate the terms of this Amendment One.

Section 3. Capitalized Terms.  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Plan.

Section 4.  Governing Law.  This Amendment One and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.  Counterparts.  This Amendment One may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

Section 6.  Compliance with Section 409A.  This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Board has adopted this Amendment One on the date set forth below.

DIME COMMUNITY BANCSHARES, INC.

February 28, 2023________________By:/s/Kevin M. O’Connor____________

Date     Its: Chief Executive Officer